Exhibit 23.1
Consent of Independent Auditors
We consent to the use of our report dated October 13, 2010 (except for Note 13, as to which the date is December 17, 2010) with respect to the consolidated financial statements of Monitronics International, Inc. included in the Registration Statements (Form S-8 Nos. 333-156230, 333-156231 and 333-158658) and related Prospectus of Ascent Media Corporation for the registration of shares of its Series A and Series B common stock.
/s/ Ernst & Young LLP
Dallas, Texas
December 28, 2010